FOR IMMEDIATE RELEASE

Contact:

Katharine W. Kenny

Vice President, Investor Relations

(804) 788-1824

MASSEY ENERGY REPORTS THIRD QUARTER 2005

FINANCIAL RESULTS

Richmond, Virginia, October 27, 2005—Massey Energy Company (NYSE:MEE) today reported that produced coal revenues for its third quarter ended September 30, 2005 increased by 14% to $418.3 million from $366.6 million in the third quarter of 2004, while net income of $22.5 million, or $0.29 per basic share ($0.28 per diluted share) was significantly higher than net income of $2.0 million, or $0.03 per basic and diluted share in 2004. EBITDA increased by 49% to $99.4 million in the third quarter of 2005 from $66.6 million in the third quarter of 2004.

“Favorable marketplace conditions continue to support our 2006 and 2007 projections,” said Don L. Blankenship, Massey’s Chairman and CEO. “Coal pricing remains strong in all markets and the outlook for Central Appalachia’s high quality coal is exceptional,” concluded Blankenship.

The Company observed that while coal demand in the U.S. remains high, production struggles to keep pace. The Company is not aware of any significant expected changes in domestic or worldwide conditions that would threaten current pricing levels for coal. Some supply response is being seen from U.S. and foreign producers importing coal, but supply continues to be hindered by infrastructure and shipping constraints, a shortage of labor and higher costs. “We continue to commit tonnage for 2007 and 2008 at the recent strong pricing levels for steam, industrial and metallurgical coal,” Blankenship stated.

Included in the third quarter 2005 net income was a pre-tax, non-cash gain on a coal reserves exchange of $38.2 million ($23.3 million after-tax or $0.29 per diluted share). Results for the quarter were also impacted by net favorable pre-tax adjustments of $4.1 million ($2.5 million after-tax or $0.03 per diluted share) to the Company’s legal reserves for certain legal matters.

3rd Quarter Highlights

	3rd Qtr. 2005	2nd Qtr. 2005	3rd Qtr. 2004
Produced tons sold (in millions)	10.0	11.6	10.1
Produced coal revenue ($ in millions)	$418.3	$487.1	$366.6
Produced coal revenue per ton	$41.75	$41.88	$36.33
EBITDA ($ in millions)	$99.4	$112.0	$66.6

The Company stated that low production volume from underground operations negatively impacted third quarter financial results. Massey produced approximately 4.7 million tons of coal from its underground operations in the third quarter, compared to 6 million tons in the second quarter.

Total Clean Tons Produced by Mining Method

Full Year 2005 Estimate

(tons in millions)

	Q105	Q205	Q305	Q405	Total
				(Est.)	(Est.)
Surface	4.6	4.7	4.7	4.6	18.6
Highwall	.7	.7	.7	.7	2.8
Longwall	1.5	1.5	.9	1.2	5.1
Continuous Miner	4.5	4.5	3.8	4.2	17.0

TOTAL	11.3	11.4	10.1	10.7	43.5

The Company reported that productivity continues to be negatively impacted by the difficulty of recruiting and retaining experienced miners, but it expects steady improvement in labor productivity over the next year. Increased production projections for 2006 include improvement in underground mining productivity and improved surface mine ratios. Higher capacity equipment is also expected to contribute to increased 2006 production and assist in lowering costs. This equipment includes a full year’s utilization of a P&H 4100 electric shovel at Massey’s Black Castle surface mine and a Hitachi 3600 electric shovel at its Twilight surface mine, both of which were put in operation during 2005. In addition, the start up of the Company’s Marion dragline at Twilight is scheduled for August of 2006.

Coal Market Overview

The Company reported that a number of factors support the continuation of strong coal markets.

•	China continued to report strong economic growth: its gross domestic product increased by 9.4% in the third quarter and for the year to date and the forecast is for continued high growth in future years.

•	A recent forecast reiterated that global demand for coking coal would increase at a strong compound annual growth rate of 4.3% from 2003 through 2008. Supply response worldwide continues to be hindered by rail and port capacity constraints in China, Canada, Australia and elsewhere.

•	The International Iron & Steel Institute (IISI) forecasts strong worldwide steel demand growth of 4-5% in 2006 and believes that the significant build-up of steel inventories in 2004 has been worked off in 2005.

•	The Energy Information Administration (EIA) reported that U.S. electricity demand is expected to increase by 3.5% in 2005 and continue to increase in 2006. The EIA forecast coal demand growth in the electric power sector to 4.5% for 2005. It also stated that it expects power sector demand for coal will expand as a result of oil and natural gas price increases.

Nine-Month Highlights

	9 mos. 2005	9 mos. 2004	9 mos. 2003
Produced tons sold (in millions)	32.3	30.9	30.7
Produced coal revenue ($ in millions)	$1,353.3	$1,095.8	$939.0
Produced coal revenue per ton	$41.90	$35.54	$30.57
EBITDA ($ in millions)	$341.6	$202.1	$138.8

For the nine months ended September 30, 2005, produced coal revenues increased by over 23% compared to the first nine months of 2004. Net income totaled $110.2 million, or $1.44 per basic share ($1.31 per diluted share), in the first nine months of 2005 compared to $12.4 million, or $0.17 per basic share ($0.16 per diluted share), in the 2004 comparable nine-month period. EBITDA increased by 69% to $341.6 million in the first nine months of 2005 from $202.1 million in the comparable period in 2004.

Net income in the first nine months of 2005 included two pre-tax gains recorded in the first and third quarters totaling approximately $72 million ($46.6 million after-tax or $0.52 per diluted share) related to the sale of Big Elk Mining Company and the non-cash coal reserves exchange. Net income in the comparable period in 2004 included pre-tax charges to the legal accrual and accrued interest of $8.4 million ($0.07 per diluted share) related to the Harman jury verdict.

Commitments and Guidance

The Company expects to ship between 42.5 and 43 million tons in 2005, including approximately 9.5 million tons of metallurgical grade coal. For the full year, produced coal revenue per ton is projected to be between $41.75 and $42.00 and cash costs per ton are anticipated at between $35.50 and $36.00.

In 2006, the Company expects to ship between 48 and 50 million tons, with average per ton realizations of approximately $50 and projected cash costs per ton of between $36 and $39. Sales commitments currently total approximately 44 million tons, with average realization on priced tons of approximately $48 per ton, including 33 million tons of priced utility and industrial steam coal and 8 million tons of priced metallurgical coal. Approximately 3 million of the committed tons remain unpriced. The Company expects to ship between 10 and 11 million tons of metallurgical coal in 2006.

Produced Tons Sold by Mining Method

Full Year 2006 Estimate

(tons in millions)

Surface	22.2
Highwall	2.6
Longwall	5.5
Continuous Miner	18.7

TOTAL	49.0

In 2007, the Company projects shipments of between 48 and 50 million tons, with average per ton realizations of between $52 and $54 and projected cash costs per ton of between $36 and $39. Sales commitments currently total 31 million tons, with average realization on priced tons of approximately $49 per ton. Commitments include approximately 25 million tons of priced utility and industrial steam coal and 3 million tons of priced metallurgical coal. Approximately 3 million of the committed tons remain unpriced. The Company expects to ship between 11 and 12 million tons of metallurgical coal in 2007.

Sales commitments for 2008 total nearly 10 million tons, of which approximately 6.5 million tons (4.5 million steam coal and 2 million metallurgical coal) are priced at an average realization of approximately $49.50 per ton. Approximately 3.5 million of the committed tons remain unpriced.

Liquidity and Capital Resources

Massey ended the third quarter with available liquidity of $221.6 million, including $80.9 million available on its asset-based revolving credit facility and $140.7 million in cash. Total debt at the end of the quarter was $881.6 million and total debt-to-book capitalization ratio was 49.8% at September 30, 2005, a decrease from 54.2% at December 31, 2004. After deducting available cash of $140.7 million and restricted cash of $105.0 million, which supports letters of credit, net debt totaled $635.9 million. Total net debt-to-book capitalization was 41.7% at September 30, 2005 compared to 47.1% at December 31, 2004.

Capital expenditures, which totaled $84.5 million in the third quarter of 2005 compared to $81.1 million in the third quarter of 2004, were $282.3 million in the first nine months of 2005 versus $252.2 million in the comparable period in 2004. Excluding $13.8 million of the buyout of operating leases, capital spending is expected to total approximately $325 million for 2005. For 2006, the Company expects to spend approximately $220 million in maintenance capital expenditures. Several major expansion projects for 2006 are currently under review.

Depreciation, depletion and amortization (DD&A) was $57.5 million in the third quarter of 2005 compared to $60.4 million in the third quarter of 2004. For the year to date, DD&A totaled $176.4 million compared to $163.8 million for the first nine months of 2004. DD&A is expected to total between $235 and $240 million for the full year 2005.

“In summary, Massey is extremely well positioned to grow in this strong marketplace,” concluded Blankenship. “Our large reserve holdings in Central Appalachia will continue to provide an increasingly significant competitive advantage. We have a young workforce, which we are training to improve productivity. We have spent in excess of $700 million in capital over the last 24 months, which has provided us with state-of-the-art equipment. Our relatively low level of legacy liabilities means that most of our free cash flow can be used to increase shareholder value. In short, we expect a significant increase in our profitability and free cash flow in 2006 and 2007.”

Massey Energy Company, headquartered in Richmond, Virginia, with operations in West Virginia, Kentucky and Virginia, is the fourth largest coal company in the United States based on produced coal revenue.

Sources:	Seaborne Traded Coking Coal – Supply Response Slowly Emerging, Morgan Stanley Equity Research,

August 29, 2005, Coal, Non-Ferrous Metals & Steel.

IISI Short Range Outlook – Good Prospects for Steel, International Iron & Steel Institute, October 3, 2005.
Steel Market Intelligence, China Net Steel Imports Double in September, Michelle Applebaum Research

Inc., October 17, 2005.

Short-Term Energy Outlook and Winter Fuels Outlook, Energy Information Administration, October 12,

2005

CONFERENCE CALL WEBCAST AND REPLAY: The Company will hold a conference call with management to discuss third quarter earnings on Friday morning, October 28, 2005, at 11:00 a.m. ET. The call can be accessed via the Massey Energy Company website at www.masseyenergyco.com. A replay of the conference call will be available on the Company’s website and also by telephone. The conference call replay can be accessed through November 28, 2005 by dialing 877-519-4471 or 973-341-3080. Pin number 6469408 will be required in order to access the replay.

FORWARD-LOOKING STATEMENTS: Certain statements in this press release are forward-looking as defined by the Private Securities Litigation Reform Act of 1995. Such forward-looking statements reflect current analysis of existing information. Caution must be exercised in relying on forward-looking statements. Due to known and unknown risks, the Company’s actual results may differ materially from its expectations or projections. Factors potentially contributing to such differences include, among others: market demand for coal, electricity and steel which could adversely affect the Company’s operating results and cash flows; future economic or capital market conditions; deregulation of the electric utility industry; competition in coal markets; inherent risks of coal mining beyond the Company’s control, including weather and geologic conditions; the Company’s ability to expand mining capacity; the Company’s future production capabilities; failure to receive anticipated new contracts; customer cancellations of, or breaches to, existing contracts; customer delays or defaults in making payments; the Company’s ability to manage production costs; fluctuations in the demand for, price and availability of, coal due to labor and transportation costs and disruptions, governmental policies and regulatory actions, legal and administrative proceedings, settlements, investigations and claims, foreign currency changes and other factors; and greater than expected environmental and safety regulation, costs and liabilities. The forward-looking statements are also based on various operating assumptions regarding, among other things, overhead costs and employment levels that may not be realized. While most risks affect only future costs or revenues anticipated by the Company, some risks might relate to accruals that have already been reflected in earnings. The Company’s failure to receive payments of accrued amounts could result in a charge against future earnings.

Additional information concerning these and other factors can be found in press releases as well as Massey’s public filings with the Securities and Exchange Commission, including the Company’s Form 10-K for the year ended December 31, 2004, which was filed on March 16, 2005, and subsequently filed interim reports. Massey’s filings are available either publicly, on the Investor Relations page of Massey’s website, www.masseyenergyco.com, or upon request from Massey’s Investor Relations Department: (866) 814-6512 (toll free). Massey disclaims any intent or obligation to update its forward-looking statements. For further information, please call Katharine W. Kenny, Vice President of Investor Relations (804-788-1824) or contact the Company via its website at www.masseyenergyco.com, Investor Relations.

###

MASSEY ENERGY COMPANY

CONSOLIDATED FINANCIAL RESULTS—UNAUDITED

(in Millions, except # of employees, per share & per ton information)

	For the three months ended		For the nine months ended
	September 30, 2005	September 30, 2004	September 30, 2005	September 30, 2004
Revenues
Produced coal revenue	$418.3	$366.6	$1,353.3	$1,095.8
Freight and handling revenue	36.7	34.2	117.0	111.1
Purchased coal revenue	28.2	22.5	100.7	65.1
Other revenue	50.5	13.4	115.3	42.2

Total revenues	533.7	436.7	1,686.3	1,314.2
Costs and expenses
Cost of produced coal revenue	349.0	296.5	1,081.4	882.7
Freight and handling costs	36.7	34.2	117.0	111.1
Cost of purchased coal revenue	23.6	21.6	85.0	65.4
Depreciation, depletion and amortization applicable to:
Cost of produced coal revenue	56.5	59.2	173.4	160.6
Selling, general and administrative	1.0	1.2	3.0	3.2
Selling, general and administrative	23.7	16.2	55.9	45.6
Other expense	1.3	1.6	5.4	7.3

Total costs and expenses	491.8	430.5	1,521.1	1,275.9

Income before interest and taxes	41.9	6.2	165.2	38.3
Interest income	3.2	3.1	8.7	6.2
Interest expense	(14.8)	(14.0)	(43.9)	(46.3)

Income (Loss) before taxes	30.3	(4.7)	130.0	(1.8)
Income tax (expense) benefit	(7.8)	6.7	(19.8)	14.2

Net income	$22.5	$2.0	$110.2	$12.4

Income per share
Basic	$0.29	$0.03	$1.44	$0.17

Diluted	0.28	$0.03	$1.31	$0.16

Shares used to calculate income per share
Basic	76.4	75.3	76.3	75.1

Diluted	89.5	76.5	89.4	76.3

EBIT	$41.9	$6.2	$165.2	$38.3
EBITDA	$99.4	$66.6	$341.6	$202.1

	For the three months ended		For the nine months ended
	September 30, 2005	September 30, 2004	September 30, 2005	September 30, 2004
Produced tons sold:
Utility	7.1	6.6	22.2	19.5
Metallurgical	2.1	2.5	7.4	8.2
Industrial	0.8	1.0	2.7	3.2

Total produced tons sold	10.0	10.1	32.3	30.9

Total tons produced	10.1	10.4	32.9	31.8

Produced coal revenue per ton sold:
Utility	$37.00	$32.34	$36.37	$31.21
Metallurgical	$53.17	$45.98	$54.50	$45.24
Industrial	$53.98	$38.95	$52.87	$37.28
Produced coal revenue per ton sold	$41.75	$36.33	$41.90	$35.54
Average cash cost per ton	$37.20	$30.99	$35.22	$30.11
Capital expenditures	$84.5	$81.1	$282.3	$252.2
Number of employees	5,609	4,916	5,609	4,916

	September 30, 2005	December 31, 2004
ASSETS
Cash and cash equivalents	$140.7	$122.5
Trade and other accounts receivable	157.9	168.9
Inventories	322.6	259.9
Other current assets	212.4	239.4
Net property, plant and equipment	1,750.6	1,640.2
Other noncurrent assets	242.3	220.0

Total assets	$2,826.5	$2,650.9

LIABILITIES AND STOCKHOLDERS' EQUITY
Short-term debt	$11.7	$20.3
Other current liabilities	366.3	312.0
Long-term debt	869.9	900.2
Other noncurrent liabilities	689.4	641.5

Total liabilities	1,937.3	1,874.0

Total stockholders' equity	889.2	776.9

Total liabilities and stockholders' equity	$2,826.5	$2,650.9

Note 1: The number of shares used to calculate basic income per share is based on the weighted average outstanding shares of Massey Energy during the respective periods. The number of shares used to calculate diluted income per share is based on the number of shares used to calculate basic income per share plus the dilutive effect of stock options and other stock-based instruments held by Massey employees and directors each period and debt securities convertible into common stock. In accordance with accounting principles generally accepted in the United States, the effect of certain dilutive securities was excluded from the calculation of the diluted income per common share in the three and nine months ended September 30, 2004, as such inclusion would result in antidilution.

Note 2: "EBIT" is defined as Income before interest and taxes, which is a measure of performance calculated in accordance with generally accepted accounting principles. "EBITDA" is defined as EBIT before deducting Depreciation, depletion, and amortization. Although EBITDA is not a measure of performance calculated in accordance with generally accepted accounting principles, management believes that it is useful to an investor in evaluating Massey because it is widely used in the coal industry as a measure to evaluate a company's operating performance before debt expense and as a measure of its cash flow. EBITDA does not purport to represent operating income, net income or cash generated by operating activities and should not be considered in isolation or as a substitute for measures of performance in accordance with generally accepted accounting principles. In addition, because EBITDA is not calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies. The table below reconciles the generally accepted accounting principle measure of Net income to EBITDA.

	Three months ended September 30,		Nine months ended September 30,
	2005	2004	2005	2004
Net income	$22.5	$2.0	$110.2	$12.4
Income tax expense (benefit)	7.8	(6.7)	19.8	(14.2)
Interest expense, net	11.6	10.9	35.2	40.1

Income before interest and taxes	41.9	6.2	165.2	38.3
Depreciation, depletion and amortization	57.5	60.4	176.4	163.8

EBITDA	$99.4	$66.6	$341.6	$202.1

Note 3: "Average cash cost per ton" is calculated as the sum of Cost of produced coal revenue and Selling, general and administrative expense (excluding Depreciation, depletion and amortization), divided by Total produced tons sold. Although Average cash cost per ton is not a measure of performance calculated in accordance with generally accepted accounting principles, management believes that it is useful to an investor in evaluating Massey because it is widely used in the coal industry as a measure to evaluate a company's control over its cash costs. Average cash cost per ton should not be considered in isolation or as a substitute for measures of performance in accordance with generally accepted accounting principles. In addition, because Average cash cost per ton is not calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies. The table below reconciles the generally accepted accounting principle measure of Total costs

	Three months ended September 30,				Nine months ended September 30,
	2005		2004		2005		2004
	$	per ton	$	per ton	$	per ton	$	per ton
Total costs and expenses	$491.8		$430.5		$1,521.1		$1,275.9
Less: Freight and handling costs	36.7		34.2		117.0		111.1
Less: Cost of purchased coal revenue	23.6		21.6		85.0		65.4
Less: Depreciation, depletion and amortization	57.5		60.4		176.4		163.8
Less: Other expense	1.3		1.6		5.4		7.3

Average cash cost	$372.7	$37.20	$312.7	$30.99	$1,137.3	$35.22	$928.3	$30.11

Note 4: Certain 2004 amounts have been reclassified to conform with the 2005 presentation. Note 5: The Company's debt is comprised of the following:
	September 30, 2005	December 31, 2004
6.625% senior notes due 2010	$335.0	$335.0
6.95% senior notes due 2007	220.1	239.2
2.25% convertible senior notes due 2024	175.0	175.0
4.75% convertible senior notes due 2023	132.0	132.0
Capital lease obligations	24.4	40.8
Fair value hedge valuation	(4.9)	(1.5)

Total debt	881.6	920.5
Less: short-term debt	11.7	20.3

Total long-term debt	$869.9	$900.2

Note 6: "Net debt" is calculated as the sum of Short-term debt and Long-term debt less Cash and cash equivalents and Restricted cash, which is included in Other current assets. Although Net debt is not a measure of performance calculated in accordance with generally accepted accounting principles, management believes that it is useful to an investor in evaluating Massey because it provides a clearer comparison of the Company's debt position from period to period. Net debt should not be considered in isolation or as a substitute for measures of performance in accordance with generally accepted accounting principles. The table below reconciles the generally accepted accounting principle measure of Long-term debt to Net debt.

	September 30, 2005	December 31, 2004
Long-term debt	$869.9	$900.2
Plus: Short-term debt	11.7	20.3
Less: Cash and cash equivalents	140.7	122.5
Less: Restricted cash	105.0	105.0

Net debt	$635.9	$693.0

Note 7: The "Total debt-to-book capitalization" ratio is calculated as the sum of Short-term debt and Long-term debt divided by the sum of Short-term debt, Long-term debt and Total stockholders' equity. The "Total net debt-to-book capitalization" ratio is calculated as the sum of Net debt (calculated in Note 6) divided by the sum of Net debt and Total stockholders' equity. The tables below calculate the Total debt-to-book capitalization and Total net debt-to-book capitalization ratios.

	September 30, 2005	December 31, 2004
Long-term debt	$869.9	$900.2
Plus: Short-term debt	11.7	20.3

Total debt (numerator)	881.6	920.5
Plus: Total stockholders' equity	889.2	776.9

Book capitalization (denominator)	$1,770.8	$1,697.4

Total debt-to-book capitalization ratio	49.8%	54.2%

Net debt (from Note 6) (numerator)	635.9	693.0
Plus: Total stockholders' equity	889.2	776.9

Adjusted book capitalization (denominator)	$1,525.1	$1,469.9

Total net debt-to-book capitalization ratio	41.7%	47.1%